EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION POSTPONES PUBLIC OFFERING OF COMMON STOCK

PASADENA, CA – March 12, 2015 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions (the “Company”), announced today that it is postponing its previously announced public offering of 4,400,000 shares of its common stock due to unfavorable market conditions.

"Given current volatility in the markets, we have chosen to postpone our offering at this time. We can afford to be patient, as this offering was opportunistic in nature," said Ronald Valenta, President and Chief Executive Officer of General Finance Corporation. "We appreciate the positive feedback from present and prospective investors during our roadshow, and we may potentially revisit an offering in the future if market conditions become more favorable."

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer or a solicitation of any offer to buy, or a sale of, securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of majority-owned Royal Wolf Holdings Limited, the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. and Lone Star Tank Rental Inc., providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns 90% of Southern Frac, LLC, a manufacturer of portable liquid storage tank containers in North America.   Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

Cautionary Statement about Forward-Looking Information

Statements in this press release contain “forward-looking” information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see General Finance Corporation’s filing with the SEC for certain other factors that may affect forward-looking information.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
310-622-8223